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John Hancock Funds, LLC                                      [LOGO] John Hancock

101 Huntington Avenue
Boston, Massachusetts 02199-7603


December 9, 2003


Dear Fellow Shareholder:


We recently mailed you information concerning a special meeting of shareholders regarding John Hancock Large Cap Spectrum Fund. The meeting that was originally scheduled for Wednesday, December 3rd has been adjourned until Wednesday, December 17th at 9:00 a.m. This rescheduling occurred to permit the further solicitation of proxies because there were not sufficient votes for a quorum. The location of the meeting remains 101 Huntington Avenue, Boston, Massachusetts.

As you may know, this meeting is regarding a proposal to reorganize Large Cap Spectrum Fund into John Hancock Sovereign Investors Fund. If approved by the shareholders, the reorganization is now scheduled to take place at the close of business on Friday, December 19th.

Whether or not you expect to attend the meeting, please make sure to vote if you have not already done so. Your vote makes a difference, no matter what the size of your investment. Please remember to read your proxy statement before voting. Your vote is very important and will help save the expense of another follow-up request.

For your convenience, you may vote one of three ways using the enclosed proxy card(s):

o Vote via telephone by calling the toll-free number on the enclosed proxy card(s). For each proxy card received, enter the control number printed on the card and follow the recorded directions.

o Vote via the Internet by visiting www.proxyweb.com and enter your control number from the proxy card. Follow the on-screen instructions. Vote each proxy card received separately.

o Vote via mail by returning the enclosed proxy card. Please do not return your proxy card(s) if you vote by phone or Internet.

If you have any questions or need additional information, please contact a John Hancock Customer Service Representative at 1-800-225-5291 between 8:00 a.m. and 8:00 p.m. Eastern Time.


Sincerely,


/s/Maureen Ford Goldfarb
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Maureen Ford Goldfarb
Chairman and Chief Executive Officer


John Hancock Funds, LLC, 101 Huntington Avenue, Boston, MA 02199, Member NASD o John Hancock Advisers, LLC o Sovereign Asset Management Corporation

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